Exhibit 99.1

John O’Brien Succeeds Craig Davis as Chairman of Century Aluminum

MONTEREY, CA, Jan 25, 2008 (MARKET WIRE via COMTEX News Network) -- Century Aluminum Company (NASDAQ: CENX) announced today that Craig Davis has resigned as the Chairman of the Board and a Director of the Company.  The Board has elected John O’Brien, a current Director, to succeed Mr. Davis as Chairman.

Jack Fontaine, a longtime Director and the Lead Director for Century stated that “Craig Davis built Century into a wonderfully successful company with revenues in excess of $1.6 billion.  Craig has also effectively transitioned the leadership of Century to an outstanding new management team.  Craig’s legacy will live on in the Company for many years.”

John O’Brien is the Managing Director of Inglewood Associates, a professional services and investment firm.  He has served on Century’s Board since 2000, most recently in the role of Chairman of the Audit Committee. Prior to joining Inglewood, Mr. O’Brien was the Southeast Regional Manager for Price Waterhouse and a member of that Firm’s Board and Management Committee.  O’Brien stated that he is honored to work on the Century Board with such an outstanding group of Directors and he looks forward to working closely with the Board and Logan Kruger Century’s President and Chief Executive Officer.  “The entire Board recognizes Craig Davis’ significant contributions to Century and respects his decision to step down to devote more time to his other interests” added Mr. O’Brien.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an ownership interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Contacts:
Mike Dildine (media)
831-642-9364

Shelly Lair (investors)
831-642-9357